Exhibit 10.1

SECOND AMENDMENT TO AMENDED

AND RESTATED EMPLOYMENT AGREEMENT

This Second Amendment (this “Amendment”) is entered into and effective as of October 12, 2023, between Audacy Services, LLC, successor in interest to Entercom Communications Corp. (together with its subsidiaries or affiliates which may employ you from time to time, the “Company”), and Andrew Sutor (“Employee” or “You”) in order to amend as follows that certain Amended and Restated Employment Agreement, effective as of August 3, 2017, as amended by the certain First Amendment to Amended and Restated Employment Agreement, effective as of January 1, 2020 (the “Employment Agreement”).

WHEREAS, the parties desire to amend the Employment Agreement; and

NOW THEREFORE, in consideration of the mutual covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Employment Agreement as follows:

1. Amendments to Employment Agreement:

1.1 Section 1 of the Agreement (titled “Term”) is hereby amended to reflect that the Initial Term shall terminate December 31, 2026, as may be otherwise extended or terminated as set forth in the Agreement (“Term”).

1.2 Section 5 of the Agreement (titled “Duties”) is hereby amended to reflect that your title is “Executive Vice President, General Counsel and Chief Legal Officer” of Audacy, Inc. (the ultimate parent of the Company) and its wholly-owned subsidiaries.

1.3 Section 3 of the Agreement (titled “Annual Incentive Bonus”) is hereby amended to strike the “325,000” and replace it with “eighty percent (80%) of your annual salary.” The parties acknowledge that in consideration of the KERP Bonus (paid pursuant to the Letter Agreement dated June 19, 2023 between you and Audacy, Inc.), Employee shall not be eligible to receive an annual bonus with respect to 2023 (provided, that to the extent Employee becomes eligible for “Severance Benefits” under Section 6(b) of the Employment Agreement in connection with a qualifying termination which occurs in calendar year 2024, the prior year Annual Incentive Bonus amount for purposes of such Severance Benefits shall be deemed to equal to the amount of the KERP Bonus).

1.4 Section 4 of the Agreement (titled “Future Equity Grants”) is hereby amended to reflect that, commencing with annual equity grants made during the calendar year 2024, your target amount shall be $500,000, with your actual equity grants, if any, as determined in the discretion of the Compensation Committee based upon the recommendation of the Chief Executive Officer of the Company.

1.5 Section 6 of the Agreement (titled “Termination”) is hereby amended in sub-Section 6(c) to strike clause “December 31, 2023 or any December 31 thereafter” and replace it with “December 31, 2026 or any December 31 thereafter”.

1.6 Section 6 of the Agreement (titled “Termination”) is hereby amended in sub-Section 6(b) to redefine “Severance Benefits” as follows:

“(i) beginning with the first payroll period following the sixtieth (60th) day following your termination, continue to pay you the salary in accordance with the Company’s regular payroll practices for one (1) year from the date of such termination, provided, that the initial payment shall include salary for all payroll periods from the date of termination through the date of such initial payment; (ii) pay you on the sixtieth (60th) day after your termination, a one-time bonus in an amount equal to the Annual Incentive Bonus that you were paid in the calendar year immediately preceding the calendar year in which your termination occurs (or if such termination occurs before any bonus has been paid, your target annual bonus for the year of termination), prorated in accordance with the number of days from January 1 to the date of such termination in the year in which such termination occurs; and (iii) if you elect to continue applicable health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following such termination, then the Company shall pay your monthly COBRA premium for continued health insurance coverage for you and your eligible dependents until the earlier of: (a) twelve (12) months following the termination date; or (ii) the date upon which you and your eligible dependents become eligible for comparable coverage under a group health insurance plan maintained by a subsequent employer (collectively, the “Severance Benefits”)”

1.7 Section 6 of the Agreement (titled “Termination”) is hereby amended to add new sub-Section 6(e) to read in full as follows:

e. Good Reason. You may terminate this Agreement and your employment hereunder for Good Reason in accordance with the terms of this Section 6(e). For purposes of this Agreement, “Good Reason” shall mean: (i) a material diminution in your position, authority or duties or in your direct reporting to the CEO without your prior written consent; (ii) a reduction in your salary or target annual incentive bonus for any calendar year without your prior written consent; (iii) the relocation of your job location to a location outside of either the Center City District of Philadelphia or the Philadelphia western suburbs; or (vi) the Company’s material breach of the terms of this Agreement; provided, however, that in the case of (1), (ii) and (vi), above no such occurrence shall constitute the basis for a termination for Good Reason unless you shall notify the Company in writing within sixty (60) days of such occurrence that you consider the occurrence to be the basis for a termination for Good Reason and the Company does not cure such occurrence within thirty (30) days of receipt of written notice from you, provided the occurrence is subject to cure. In the event that you terminate your employment for Good Reason consistent with this sub-paragraph, such termination shall be treated as a termination without cause under sub-Section 6(b) and you shall be entitled to: (i) receive the Severance Benefits as defined above; and (ii) receive the treatment of equity grants post-termination for a termination without cause by the Company as outlined in sub-Section 6(d).

2. Effect of Amendment. All terms and provisions of the Employment Agreement not expressly modified herein shall remain in full force and effect and are binding on you and the Company.

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IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first set forth above.

Audacy Services, LLC (Successor in interest to Entercom Communications Corp.)

By:	/s/ David J. Field
Name:	David J. Field
Title:	President & Chief Executive Officer
Date:	October 12, 2023

Andrew P. Sutor, IV

/s/ Andrew P. Sutor, IV
Date:	October 12, 2023